Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “General Information - Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” within the Statement of Additional Information and to the use of our report dated February 12, 2021 with respect to the financial statements of AB International Growth Portfolio, one of the portfolios constituting AB Variable Product Series Fund, Inc., for the fiscal year ended December 31, 2020, which is incorporated by reference in this Post-Effective Amendment No. 86 to the Registration Statement (Form N-1A No. 33-18647) of AB Variable Product Series Fund, Inc.

/s/ ERNST & YOUNG LLP

New York, New York

November 5, 2021